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                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-115570, Form S-8 No. 33-40102, Form S-8 No. 33-98944, Form S-8
No. 33-99218, Form S-8 No. 333-51019, Form S-8 No. 333-52047, Form S-8 No.
333-66284, Form S-8 No.333-66286, Form S-8 No. 333-66322, Form S-8 No.
333-102255, Form S-3 No. 333-109029, and Form S-8 No. 333-123223) of Pulte
Homes, Inc. and in the related Prospectuses of our reports dated January 31, 2005, with respect to the consolidated financial statements of Pulte Homes, Inc., Pulte Homes, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pulte Homes, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Detroit, Michigan
March 8, 2005